Exhibit 10.15

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is entered into as of June 29, 2015 between SQUARE 1 BANK (“Lender”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, and TALEND SA, a société anonyme, (“Guarantor”) incorporated under French laws, whose registered office is located at 9 rue Pages, 92150 Suresnes, France (“Guarantor’s Address”) and registered with the Companies and commercial registry of Nanterre under number 484 175 252, with reference to the following:

A.                      Lender and Talend, Inc. and Talend USA, Inc. (jointly and severally, “Borrower”) are parties to that certain Loan and Security Agreement dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) and related documents.  (Capitalized terms used in this Agreement which are not defined herein shall have the meanings set forth in the Loan Agreement.)

B.                      Guarantor is the owner of 100% of the outstanding stock of the Borrower (directly or indirectly) and Talend Ltd, a company incorporated and registered in England and Wales with company number 06844892 (“Talend UK”).  Guarantor has executed and delivered to Lender that certain First-Demand Guaranty and Guarantee and Indemnity, in each case with respect to all Obligations (as defined in the Loan Agreement) (as amended from time to time, collectively, the “Guaranties”), and that certain Pledge of Receivables Agreement.  First Rank Accounts Pledge Agreement, Pledge of IP Rights Agreement, and Pledge Agreement (Stock in Borrower) (as amended from time to time, collectively, the “Security Agreements”).  This Agreement, the Guaranties, the Security Agreements and any other present and future written agreements between Guarantor and Lender, as the same may be amended from time to time are referred to herein collectively as the “Guarantor Documents” and as the “Finance Documents”.  Phis Agreement is one of the “Finance Documents” as defined in the Guaranties and the Security Agreements.

C.                      The purpose of this Agreement is to supplement the Guaranty and the Security Agreements.

The parties agree as follows:

1.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTOR.

In order to induce Lender to enter into the Loan Agreement and to make Loans, Guarantor represents and warrants to Lender as follows, and Guarantor covenants that the following representations will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Guarantor and its Subsidiaries will at all times comply with all of the following covenants, throughout the term of this Agreement.

1.1                               Corporate Existence and Authority.  Guarantor and its Subsidiaries, and will continue to be, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.  Guarantor and its Subsidiaries are and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Guarantor of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Guarantor in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) do not violate Guarantor’s organizational documents, or any law or any material agreement or instrument, which is binding upon Guarantor or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $250,000 in the aggregate, under any agreement or instrument which is binding upon Guarantor or its property.

1.2                               Title to Collateral; Perfection; Permitted Liens.

(a)                                 Guarantor is now, and will at all times in the future be, the sole owner of all the Collateral, except for (i) items of Equipment which are leased to Guarantor, (ii) non-exclusive licenses granted by Guarantor to its customers in the ordinary course of business, and (iii) the trademark “Talend” (which is subject to Section 3.4 of the IP Rights Agreement referred to above).  The Collateral now is and will remain free and clear of any and all adverse claims in an amount exceeding $100,000 for all such claims, and free and clear of any and all Liens, except for Permitted Liens.  Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Subject to the qualifications and requirements set forth therefor in the Security Documents, and Guarantor will at all times defend Lender and the Collateral against all claims of others.

(b)                                 Except as disclosed on Exhibit A hereto, neither Guarantor nor its Subsidiaries are a party to, or are bound by, any inbound license that is material to the conduct of Guarantor’s business (other than commercially available off-the-shelf software or open source software) and that prohibits or otherwise restricts Guarantor from granting a security interest in Guarantor’s interest in such license or agreement or any other property important for the conduct of Guarantor’s business.

(c)                                  Guarantor and its Subsidiaries are the sole owner of the Intellectual Property material to the conduct of its business, except for non-exclusive licenses granted to their customers in the ordinary course of business.  To the best of Guarantor’s knowledge, each of the Copyrights, Trademarks and Patents material to the conduct of its business is valid and enforceable, and no part of the Intellectual Property material to the conduct of its business has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Guarantor that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.

1.3                         Maintenance of Collateral.  Guarantor will not use the Collateral for any unlawful purpose.  Guarantor will immediately advise Lender in writing of any material loss or damage to the Collateral.

1.4                         Books and Records.  Guarantor has maintained and will maintain at Guarantor’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with IFRS.

1.5                         Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with IFRS, and now and in the future will fairly present the results of operations and financial condition of Guarantor, in accordance with IFRS, at the times and for the periods therein stated (except, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments).  Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

1.6                         Tax Returns and Payments; Pension Contributions.  Guarantor and its Subsidiaries have timely filed, and will timely file, all required tax returns and reports, and Guarantor and its Subsidiaries have timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by them, except for inadvertent failures to file or pay which do not result in liability exceeding $200,000 and which arc promptly cured.  Guarantor and its Subsidiaries may, however, defer payment of any contested taxes, provided that they (i) in good faith contest their obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notify Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) post bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral.  Guarantor is unaware of any claims or adjustments proposed for any of Guarantor’s or its Subsidiaries prior tax years which could result in additional taxes becoming due and payable by them.  Guarantor and its Subsidiaries have paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and they have not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Guarantor or its Subsidiaries in excess of $100,000, including any liability to any governmental agency.

1.7                               Compliance with Law.  Guarantor and its Subsidiaries have, to the best of Guarantor’s knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to them, including, but not limited to, those relating to their ownership of real or personal property, the conduct and licensing of their business, and all environmental matters, except where a failure to do so would not reasonably result in liability exceeding $100,000.  Guarantor and its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Guarantor’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

1.8                               Litigation.  As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Guarantor’s knowledge, threatened against or affecting Guarantor or its Subsidiaries in any court or before any governmental agency (or any basis therefor known to Guarantor) involving any claim against them that could reasonably result in damages of more than $300,000.  Guarantor will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Guarantor or its Subsidiaries involving any claim against them that could reasonably result in damages of more than $200,000.

2.                                      ADDITIONAL DUTIES OF GUARANTOR.

2.1                               Financial and Other Covenants.  Guarantor shall at all times comply with the financial covenants set forth in the Section 5 of the Schedule to the Loan Agreement, the reporting covenants set forth in Section 6 of the Schedule to the Loan Agreement, and the representations and agreements relating to Parent Inside Debt in Section 8(d) of the Schedule to the Loan Agreement.

2.2                               Reports.  Guarantor, at its expense, shall provide Lender with such other information with respect to Guarantor as Lender shall from time to time specify in its Good Faith Business Judgment.

2.3                               Negative Covenants.  Guarantor shall not, and shall not permit any of its Subsidiaries do any of the following, without Lender’s prior written consent (which shall be a matter of its Good Faith Business Judgment):

(i)                                     merge or consolidate with another corporation or entity, except (a) where the Obligations are repaid in full concurrently with the closing of any merger or consolidation, and (b) that a Borrower may merge into a Borrower and a Related Company (other than a Borrower or Guarantor) may merge into another Related Party with ten Business Days prior written notice to Lender;

(ii)                                  acquire any assets, except in the ordinary course of business, except for (i) acquisitions of assets outside the ordinary course of business for a purchase price not exceeding $150,000 for all such acquisitions in any fiscal year, and (ii) transfers of assets by Guarantor to any Related Companies;

(iii)                               enter into any other transaction outside the ordinary course of business which requires approval of Guarantor’s or a Borrower’s Board of Directors, except for such transactions outside the ordinary course of business involving not more than $150,000 for all such transactions in any fiscal year;

(iv)                              sell or transfer any Collateral or other assets, except for (a) the sale of finished Inventory in the ordinary course of business, (b) the sale of obsolete or unneeded Equipment in the ordinary course of business, or outside the ordinary course of business for a sale price not exceeding $150,000 for all such sales in any fiscal year, (c) non-exclusive licenses of Intellectual Property in the ordinary course of business, (d) transfers of Collateral or other assets to a Perfected Related Company, (e) transfers of Collateral or other assets to any Non-Perfected Related Company that do not in the aggregate exceed $100,000 during any fiscal year, (f) dispositions of Accounts in connection with the settlement or collection thereof in the ordinary course of business and consistent with past practices, (g) factoring by Guarantor of Accounts in accordance with its past practice, provided that Guarantor shall cease all such factoring of its Accounts on and after October 1, 2015, and (h) other transfers of Collateral that do not in the aggregate exceed $200,000 during any fiscal year

(v)                                 sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vi)                              make any loans of any money or other assets or any other Investments, other than Permitted Investments;

(vii)                           create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;

(viii)                        guarantee or otherwise become liable with respect to the obligations of another party or entity other than Permitted Indebtedness;

(ix)                              pay or declare any dividends on Guarantor’s stock except for dividends payable solely in stock of Guarantor;

(x)                                 redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Guarantor’s stock or other equity securities except for (A) repurchases of stock of former employees pursuant to stock purchase agreements for an aggregate purchase price not exceeding $150,000 in any fiscal year, as long as no Event of Default has occurred and is continuing prior to such repurchase or would result or exist after giving effect to such repurchase, and (B) repurchases of stock of former employees pursuant to stock purchase agreements by the cancellation of indebtedness owed by such former employees to Guarantor regardless of whether an Event of Default has occurred and is continuing;

(xi)                              directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Guarantor (other than Related Companies), except for transactions that are in the ordinary course of Guarantor’s business, and are on fair and reasonable terms that are no less favorable to Guarantor than would be obtained in an arm’s length transaction with a nonaffiliated Person; or

(xii)                           create a Subsidiary, except for: (A) a direct or indirect wholly-owned Subsidiary of Guarantor that is organized under the laws of the United States or any state or territory thereof, and that becomes a co-Borrower under the Loan Agreement, or a Guarantor of the Obligations, as determined by Lender, pursuant to documentation reasonably specified by Lender, within 30 days after the date it is created; and (B) a direct or indirect wholly-owned (other than directors’ qualifying shares or other similar arrangements that may be required under applicable local law) Subsidiary of Guarantor that is not organized under the laws of the United States or any state or territory thereof, and that does not own or hold any Intellectual Property;

(xiii)                        dissolve or elect to dissolve except that (A) a Subsidiary (other than a Borrower) may dissolve, with ten Business Days prior written notice to Lender, if all of its assets are distributed to another Related Company and (B) a Borrower may dissolve as permitted under the Loan Agreement; or

(xiv)                       agree to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Lender or that the Obligations will be paid in full in connection therewith.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.

2.4                               Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Guarantor or its Subsidiaries.  Guarantor shall, without expense to Lender, make available Guarantor and its Subsidiaries and their officers, employees and agents and books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

2.5                               Notification of Changes.  Guarantor will give Lender written notice of any change in its executive officers within 20 days after the date of such change.

2.6                               Registration of Intellectual Property Rights.

(a)                                 Without limitation on the terms of subsection “b” below, Guarantor shall promptly give Lender written notice of any applications or registrations it or any of its Subsidiaries files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any.

(b)                                 Guarantor shall, and shall cause its Subsidiaries to, do the following: (i) give Lender not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will he filed; (ii) prior to the tiling of any such applications or registrations, execute such documents as Lender may reasonably request for Lender to maintain its perfection in the Intellectual Property rights to be registered; (iii) upon the request of Lender, either deliver to Lender or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Lender with a copy of such applications or registrations together with any exhibits, evidence of the tiling of any documents requested by Lender to be filed for Lender to create and maintain the perfection and priority of its security interest in such Intellectual Property rights.

(c)                                  Guarantor shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to the conduct of its business, (ii) detect infringements of the Intellectual Property that is material to the conduct of its business, and (iii) not allow any Intellectual Property that is material to the conduct of its business to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(d)                                 Lender shall have the right, but not the obligation, to take, at Guarantor’s sole expense, any actions that Guarantor is required under this Section 2.6 to take but which Guarantor or a Subsidiary fails to take, after 15 days’ notice to Guarantor.  Guarantor shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

2.7                               Consent of Inbound Licensors.  Prior to entering into or becoming bound by any inbound license that is material to the conduct of its business (other than commercially available off-the-shelf software or open source software) in the future.  Guarantor shall, and shall cause its Subsidiaries to do the following: (i) provide written notice to Lender of the material terms of such license with a description of its likely impact on Guarantor’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Guarantor’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest therein, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

2.8                               Further Assurances.  Guarantor agrees, at its expense, on request by Lender, to execute, and cause its Subsidiaries to execute, all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to perfect and maintain Lender’s perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

3.                                      TERM.  This Agreement shall continue in effect until all Obligations have been paid in full and the Loan Agreement has terminated.

4.                                      DEFINITIONS.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, another Person controlling, controlled by or under common control with such Person.

“this Agreement” means this Agreement, as the same may be modified, amended or restated from time to time by a written agreement signed by Guarantor and Lender.

“Business Day” means a day on which Lender is open for business.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” means all present and future tangible and intangible assets in which Lender has a security interest or pledge under any of the Security Agreements.

“control” of a Person means possession. directly or indirectly. of the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter he made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any “Event of Default” as defined in the Loan Agreement or any default (after any applicable cure period) under, or “Event of Default” as defined in, any Guarantor Document.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means Lender’s business judgment as a secured lender, exercised honestly and in good faith and not arbitrarily.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board, as in effect from time to time.

“including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner, representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Guarantor or a Subsidiary, even though Guarantor or the Subsidiary has not assumed or become liable there for, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Guarantor or a Subsidiary, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Guarantor or a Subsidiary on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any contingent obligations.

“Intellectual Property” means all of Guarantor’s and its Subsidiaries’ right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Guarantor or a Subsidiary now or hereafter existing, created, acquired or held: any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter he made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Person’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary).

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Material Adverse Change” means a material adverse effect on (i) the operations, business or financial condition of Guarantor and its Subsidiaries, taken as a whole, (ii) the ability of Guarantor to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Guarantor’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted indebtedness” means:

(i)                         the Obligations;

(ii)                      indebtedness existing on the date hereof and disclosed on Exhibit A;

(iii)                   trade payables incurred in the ordinary course of business;

(iv)                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v)                     capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $200,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vi)                  Subordinated Debt:

(vii)               Indebtedness in a principal amount not to exceed $450,000 with respect to reimbursement obligations for letters of credit issued for the benefit of Guarantor or a Subsidiary, and Indebtedness in a principal amount not to exceed the following amounts with respect to credit cards issued for Guarantor or a Subsidiary: (a) $450,000 until November 25, 2015; and (b) $300,000 thereafter;

(viii)            Indebtedness of Guarantor or a Subsidiary to any Related Company;

(ix)                  Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits of property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations of such Person, in each case incurred in the ordinary course of business;

(x)                     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds or similar obligations, in each case incurred in the ordinary course of business, in particular guarantees issued by Guarantor in favor of third parties as security for the obligations of its Subsidiaries under commercial contracts;

(xi)                  factoring by Guarantor of Accounts in accordance with its past practice, provided that Guarantor shall cease all such factoring of its Accounts on and after October 1, 2015; and

(xii)               extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) above, provided that the principal amount thereof is not increased and the terms thereof arc not modified to impose more burdensome terms upon Guarantor or a Subsidiary, and provided, in the case of Subordinated Debt, that it continues to be Subordinated Debt.

“Permitted Investments” means:

(i)                         Investments existing on the date hereof and disclosed on Exhibit A;

(ii)                      cash equivalent investments and investments held in securities accounts;

(iii)                   Investments in (A) a Perfected Related Company or (B) a Non-Perfected Related Company not to exceed $100,000 in the aggregate in any fiscal year;

(iv)                  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Guarantor’s business;

(v)                     Investments consisting or notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who arc not Affiliates, in the ordinary course of business;

(vi)                  Repurchases of stock permitted under this Agreement;

(vii)               Investments not to exceed $100,000 in the aggregate in any fiscal year consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (B) loans to employees, officers or directors relating to the purchase of equity securities of Guarantor pursuant to employee stock purchase plan agreements approved by Guarantor’s board of directors;

(viii)            deposits in deposit accounts and securities accounts maintained in accordance with this Agreement and the Guarantor Documents; and

(ix)                  joint ventures or strategic alliances in the ordinary course of Guarantor’s or its Subsidiaries’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, so long as any cash Investment by Guarantor and its Subsidiaries does not exceed $100,000 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(i)                         purchase money security interests in, and leases of, specific items of Equipment;

(ii)                      Liens for taxes not yet payable;

(iii)                   additional security interests which are consented to in writing by Lender, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Lender pursuant to a Subordination Agreement in such form and containing such provisions as Lender shall specify in its Good Faith Business Judgment;

(iv)                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(v)                     Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations;

(vi)                  Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Guarantor or its Subsidiaries by appropriate proceedings;

(vii)               deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding $450,000 at any time;

(viii)            Liens existing on the dale hereof and disclosed on Exhibit A:

(ix)                  cash collateral securing Permitted Indebtedness under clause (vii) of the definition thereof;

(x)                     leases or sublease of real property granted in the ordinary course of business, including in connection with leased premises:

(xi)                  any Liens on any equipment arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to Guarantor or one its Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by Guarantor or any of its Subsidiaries;

(xii)               Liens arising under factoring by Guarantor of Accounts in accordance with its past practice, provided that Guarantor shall cease all such factoring of its Accounts on and after October 1, 2015; and

(xiii)            any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by Guarantor or any of its Subsidiaries.

Lender will have the right to require, as a condition to its consent under subparagraph (iii) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Guarantor agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Subordinated Debt” means unsecured Indebtedness which is on terms acceptable to Lender in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Guarantor and its Subsidiaries connected with and symbolized by such trademarks.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with IFRS, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms arc defined therein.

5.                                      GENERAL PROVISIONS.

5.1                               Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Guarantor at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or three Business Days following the deposit thereof in the United States mail, with postage prepaid.

5.2                               Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

5.3                               Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Guarantor and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in  this Agreement or in other written agreements signed by the parties in connection herewith.

5.4                               Waivers; Indemnity.  The failure of Lender at any time or times to require Guarantor to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall he deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Guarantor.  Guarantor waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan

Document, and Guarantor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Guarantor is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement.  Guarantor hereby agrees to indemnify Lender and its Affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Guarantor, or any other matter, relating to Guarantor or the Obligations; provided that this indemnity shall not extend to damages caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

5.5                               Liability.  NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO GUARANTOR OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

5.6                               Amendment.  The terms and provisions of this Agreement may not he waived or amended, except in a writing executed by Guarantor and a duly authorized officer of Lender.

5.7                               Time of Essence.  Time is of the essence in the performance by Guarantor of each and every obligation under this Agreement.

5.8                               Attorneys Fees and Costs.  Subject to applicable laws and governmental regulations.  Guarantor shall reimburse Lender for all reasonable attorneys’ and consultant’s fees (including without limitation those of Lender’s outside counsel, and whether incurred before, during or after an bankruptcy or insolvency proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Guarantor; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; tile or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Guarantor’s books and records (subject to the limitations in Section 5.4): protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral: and otherwise represent Lender in any litigation relating to Guarantor.  If either Lender or Guarantor files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment from the non-prevailing party.  All attorneys’ fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Guarantor’s Obligations, shall be due on demand, and shall hear interest thereafter at a rate equal to the highest interest rate then applicable to any of the Obligations.

5.9                               Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Guarantor and Lender; provided, however, that Guarantor may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.  No consent by Lender to any assignment shall release Guarantor from its liability for the Obligations.

5.10                        Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Guarantor and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement.  This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Guarantor under any rule of construction or otherwise.

5.11                        Confidentiality.  Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all information provided to or received by Lender from Guarantor which would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to (i) its officers, directors, employees, attorneys, accountants and Affiliates so long as such Persons are instructed as to the confidential nature of such information, (ii) participants, prospective participants, assignees and prospective assignees so long as such Persons agree to maintain the confidentiality of such information in the same manner as this Section and (iii) such other Persons to whom Lender shall at any time he required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Guarantor.

5.12                        Governing Law; Jurisdiction; Venue.  This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California.  All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Guarantor and Lender, and any and all other claims of Guarantor against Lender of any kind, may be brought in a court located in Los Angeles County, California, and each party consents to the jurisdiction of an such court and the referee referred to in Section 5.13 below, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; it being understood that Lender may bring proceedings against Guarantor in the courts of any competent jurisdiction.  Guarantor consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

5.13                        Dispute Resolution.  Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to: (i) this Agreement or any supplement or amendment thereto; or (ii) any other present or future instrument or agreement between the parties hereto; or (iii) any breach, conduct, acts or omissions of any of the parties hereto or any of their respective directors, officers, employees, agents, attorneys or any other person affiliated with or representing any of the parties hereto; in each of the foregoing cases, whether sounding in contract or tort or otherwise (a “Dispute”) shall be resolved exclusively by judicial reference in accordance with Sections 638 et seq. of the California Code of Civil Procedure (“CCP”) and Rules 3.900 et seq. of the California Rules of Court (“CRC”), subject to the following terms and conditions.  (All references in this section to provisions of the CCP and/or CRC shall be deemed to include any and all successor provisions.)

(a)                                 The reference shall be a consensual general reference pursuant to CCP Sections 638 and 644(a).  Unless the parties otherwise agree in writing, the reference shall be to a single referee.  The referee shall be a retired Judge of the Los Angeles County Superior Court (“Superior Court”) or a retired Justice of’ the California Court of Appeal or California Supreme Court.  Nothing in this section shall be construed to limit the right of Lender, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, or any other court in a jurisdiction in which any Collateral is located or having jurisdiction over any Collateral, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8).

(b)                                 Within fifteen (15) days after a party gives written notice in accordance with this Agreement to all other parties to a Dispute that the Dispute exists, all parties to the Dispute shall attempt to agree on the individual to be appointed as referee.  If the parties are unable to agree on the individual to be appointed as referee, the referee shall be appointed, upon noticed motion or ex parte application by any party, by the Superior Court in accordance with CCP Section 640, subject to all rights of the parties to challenge or object to the appointment, including without limitation the right to peremptory challenge under CCP Section 170.6.  If the referee (or any successor referee) appointed by the Superior Court is unable, or at any time becomes unable, to serve as referee in the Dispute, the Superior Court shall appoint a new referee as agreed to by the parties or, if the parties cannot agree, in accordance with CCP Section 640, which new referee shall then have the same powers, and be subject to the same terms and conditions, as the predecessor referee.

(c)                                  Venue for all proceedings before the referee, and for any Superior Court proceeding for the appointment of the referee, shall be exclusively within the County of Los Angeles, State of California.  The referee shall have the exclusive power to determine whether a Dispute is subject to judicial reference pursuant to this section.  Trial, and all proceedings and hearings on dispositive motions, conducted before the referee shall be conducted in the presence of, and shall be transcribed by, a court reporter, unless otherwise agreed in writing by all parties to the proceeding.  The referee shall issue a written statement of decision, which shall be subject to objections of the parties pursuant to CRC Rule 3.1590 as if the statement of decision were issued by the Superior Court.  The referee’s powers include, in addition to those set forth in CCP Sections 638, et seq., and CRC Rules 3.900 et seq., (i) the power to grant provisional relief, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8), and (ii) the power to hear and resolve all post-trial matters in connection with the Dispute that would otherwise he determined by the Superior Court, including without limitation motions for new trial, reconsideration, to vacate judgment, to stay execution or enforcement, to tax costs, and/or for attorneys’ fees.  The parties shall, subject to the referee’s power to award costs to the prevailing party, bear equally the costs of the reference proceeding, including without limitation the fees and costs of the referee and the court reporter.

(d)                                 The parties acknowledge and agree that (i) the referee alone shall determine all issues of fact and/or law in the Dispute, without a jury (subject, however, to the right of a party, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8)), (ii) the referee does not have the power to empanel a jury, (iii) the Superior Court shall enter judgment on the decision of the referee pursuant to CCP Section 644(a) as if the decision were issued by the Superior Court, (iv) the decision of the referee shall not be subject to review by the Superior Court, and (v) the decision of the referee, once entered as a judgment by the Superior Court, shall be binding, final and conclusive, shall have the full force and effect of a judgment of the Superior Court, and shall be subject to appeal to the same extent as a judgment of the Superior Court.

[Signatures on Next Page]

Form Version: -5.4 (07-13)

Document Version -4

5.14                        Mutual Waiver of Jury Trial.  LENDER AND GUARANTOR EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED.  EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR GUARANTOR, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Guarantor:

TALEND SA.

/s/ Michael Tuchen

Represented by:

duly authorized
Michael Tuchen
President Directeur General

Lender:

SQUARE 1 BANK

By	/s/ James Duncan

Title

Exhibit A

Section 1.2(b) — Exceptions: None

Existing Indebtedness: None

Existing Investments: None

Existing Liens: None